Exhibit 8.1

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

April 9, 2010

Tower Automotive, LLC

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

Re: Registration Statement on Form S-1 (File No. 333-165200)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-165200) (the “Registration Statement”), of Tower International, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on March 4, 2010, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares include shares which may be sold pursuant to the underwriters’ option to purchase additional shares in the manner described in the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement to be filed as an exhibit thereto.

We are of the opinion that the discussion of United States federal income and estate tax matters contained in the prospectus (the “Prospectus”) forming part of the Registration Statement under the heading “Material United States Federal Income and Estate Tax Considerations for Non-U.S. Holders,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is an accurate summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Shares by Non-U.S. Holders, as defined therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is being furnished in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to United States federal income and estate tax matters.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC

LOWENSTEIN SANDLER PC